EXHIBIT (m)(5)(b)

Schedule A

EATON VANCE GROWTH TRUST

CLASS C DISTRIBUTION PLAN

March 19, 2013

Fund	Adoption Date	Distribution Fee

Eaton Vance Atlanta Capital Focused Growth Fund	May 2, 2011	0.75%
Eaton Vance Atlanta Capital Select Equity Fund	March 19, 2013	0.75%
Eaton Vance Focused Growth Opportunities Fund	March 7, 2011	0.75%
Eaton Vance Focused Value Opportunities Fund	March 7, 2011	0.75%
Eaton Vance Richard Bernstein All Asset Strategy Fund	September 30, 2011	0.75%
Eaton Vance Richard Bernstein Equity Strategy Fund	August 9, 2010	0.75%

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